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                                                                     Exhibit 8.3

                            [RP Financial Letterhead]



                                                August 3, 2001





Board of Trustees/Board of Directors
Westfield Mutual Holding Company
Westfield Financial, Inc.
Westfield Bank
141 Elm Street
Westfield, Massachusetts  01085-2980


Re: Plan of Reorganization and Minority Stock Issuance Plan: Subscription Rights
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Members of the Boards:

        All capitalized terms not otherwise defined in this letter have the meanings given to such terms in an amended Plan of Reorganization and Minority Stock Issuance (the "Plan") adopted by the Board of Trustees of Westfield Mutual Holding Company (the "MHC"). Pursuant to the Plan, Westfield Bank, a Massachusetts chartered stock savings bank, will become a wholly-owned subsidiary of Westfield Financial, Inc. ("Westfield Financial"), a Massachusetts corporation in organization. In connection with the Plan, Westfield Financial will issue a majority of its Common Stock to the MHC and will sell a minority of its Common Stock to the public.

        We understand that, in accordance with the Plan, Subscription Rights to purchase shares of Common Stock in Westfield Financial are to be issued to: (1) Eligible Account Holders; (2) Supplemental Eligible Account Holders; and (3) the Tax-Qualified Employee Plans. Based solely upon our observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

     1.   the Subscription Rights will have no ascertainable market value; and

     2. the price at which the Subscription Rights are exercisable will not be more or less than the estimated pro forma market value of the shares upon issuance.

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        Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stock as a whole or Westfield Financial's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Subscription Offering will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.

                                                     Respectfully submitted,

                                                     /s/ RP Financial, LC.
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                                                     RP FINANCIAL, LC.